SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934
                              (Amendment No. ____)

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        240.14a-12

                         Journal Employees' Stock Trust
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

   Journal Communications


   September 20, 1996

   Dear Unitholder:

   You will receive a proxy in the next few weeks asking you to vote your units on a proposed amendment to the Journal Employees' Stock Trust Agreement (JESTA). The amendment will alter the formula used to calculate the option price.

   Information about the proposal to change the option price formula is enclosed. Please review the materials carefully. If you have comments or questions about the proposal, call the JCI Information Line (1-800-388-2291 or 224-2291 in Milwaukee) and press option 6 to leave your message. Your comments can be anonymous, or you can leave your name and telephone number and we will get back to you.

   This information packet also includes a draft of the proxy statement. The draft is for information purposes only. The actual proxy will be mailed to you in early October. Our timetable is to announce the results of the voting on Oct. 29. If approved, the proposal will go into effect Jan. 1, 1997.

   This is an important issue for the future of our company. Please review the materials carefully and be sure to vote your units when the official proxy arrives in the mail early in October. Your vote for approval will strengthen our employee-ownership program.

   Sincerely,

   /s/ Robert A. Kahlor

   Robert A. Kahlor
   Chairman and CEO

                                                                     Overview
                                                               September 1996

   Changing the OPTION Price Formula


   Historical backdrop

   At a 1947 banquet celebrating the 10th anniversary of employee ownership, employees presented a scroll to Harry Grant inscribed with their feelings about the plan Grant had founded. The inscription read in part, "Above all we are grateful for the security which sharing ownership has brought our lives. Now no bidder at the auction block can take the newspaper or radio from us. We stand on guard to preserve and perpetuate this institution in our time and beyond."

   For nearly six decades, the Journal Communications employee-ownership program has provided financial security to generations of employees. The option price has increased every year for the 59 years it has been in existence.

   The option price formula - the foundation of employee ownership

   One of the reasons our employee-ownership plan has been so successful is the simplicity of the formula that determines the option price every four weeks. The option price formula is the foundation of the Journal Communications employee-ownership program. The option price formula is based on two variables. The first is the book value of the company. (The components of book value are retained earnings, stockholders' equity and the cost of the stock in treasury.) The second variable is earnings, which are averaged over the last five years.

   Calculating the option price

   To calculate the option price, take the book value of the company and add to it the average annual earnings over the past five years. Multiply that number by three. The final step is to take the sum of book value and earnings and divide by the number of units issued and outstanding. That is the option price -- and that is the calculation that is performed 13 times a year, at the end of every four weeks.

   [graphic illustrating current Option Price Formula]


   Stable, steady growth

   By averaging earnings over time, the option price formula minimizes volatility in the option price. The option price formula was designed to provide secure, stable and steady growth. That's what it has done in each and every year for the last 59 years.


   Market conditions have changed

   The world has changed since 1937 when the formula was developed. Our option price formula has remained constant. Market conditions, however, are very different. Our option price is about half of what it would be if the units were publicly traded securities. The strength of our company, its earnings history, the diversity of our operations and the fact that our option price is about half what the stock market says it is worth combine to make us an attractive takeover target.


   The proposal

   We are proposing to strengthen your employee-ownership program by narrowing the gap between the option price and the estimated market value of our company.

   [graphic illustrating difference between current Option Price and estimated market value]

   The proposal is to apply a multiplier to the option price formula, which would raise the option price by 50% over a five-year period, assuming the company has net earnings over this period. That will bring the option price to about 75% of the estimated market value.


   The goals of the proposal

   The proposal to alter the option price formula contains four goals:

   1.   Raise the option price closer to market value

   2.   Preserve the integrity of the option price formula

   3.   Avoid introducing any volatility to the formula

   4.   Phase in the change over time


   The impact on the annual return

   The proposal will add about 8.5% to the annual return during each of the five years of the "ramp-up" period, assuming the company has net earnings over this period. The 8.5% will be in addition to the normal growth of the option price. For example, if the proposal had been implemented last year, the increase in the option price due to the adjustment in the formula would have added 8.5% to the 1995 return (8.3%) for a total annual yield of 16.8%.

   [graphic illustrating projected impact of proposed amendment to the Option Price Formula]


   Adjusting the formula:  the multiplier

   The proposal maintains the essential integrity and logic of the original formula. The proposal is to alter the option price formula by applying a multiplier (1.5) to both the book value and the earnings sides of the equation. The multiplier helps ensure that our unit price will be closer to the stock market value of our company five years from now and into the future. And by using the same multiplier on both the earnings and the book value components of the option price calculation, the price moves closer to estimated market value without adding any volatility to the stock plan.

   [graphic illustrating proposed Option Price Formula]

   Amending JESTA

   An amendment to the Journal Employees Stock Trust Agreement (JESTA) is needed to enact the proposed change. The proposal already has the unanimous support of the Journal Communications board of directors. The required amendment to the trust agreement must be approved unanimously by the plan trustees and by two-thirds of the shares of active unitholders. Heirs of the Grant family, who hold 10% of the stock in the trust, must also vote to approve the change.


   Timetable

   Proxies asking active unitholders to vote on the proposed change will be distributed in October. Results will be announced on Oct. 29. If it's approved, the proposal will go into effect Jan. 1, 1997.


   Strong protection

   The employee trust agreement that has been in effect since 1937 already provides a stong protection from any unwanted takeover attempts. Under the terms of that agreement, it would be difficult, if not impossible, for our company to be sold.

                                                          Questions & Answers
                                                               September 1996

                        Changing the Option Price Formula

   Q:   How are you estimating the market value of our company?

   A: A common benchmark is the P / E (price-to-earnings) ratio, which compares the price of a company's stock to its earnings. Our P / E ratio (our option price compared to our earnings) is about half the P / E ratio of publicly traded media companies in our peer group.
        We're using that benchmark when we say that our option price is about half the estimated market value. Our P / E ratio is about 9; other media companies historically are about 17 to 20. Currently, some are as high as 20 to 24 times earnings.

   Q: The proposed change in the option price formula, if approved, is scheduled to go into effect in January, 1997. Will everyone get an opportunity to purchase more units before the change takes effect?

   A: No special "open-rotation" period is planned. Everyone will have an opportunity to buy when their company comes up in the regular rotation schedule.

   Q: The terminology can be confusing -- what's the difference between the words "stock" and "units?" They tend to be used interchangeably.

   A: Ninety percent of Journal Communications "stock" is held in a trust governed by the Journal Employees' Stock Trust Agreement (JESTA). Employees take part in the employee-ownership program by buying "Units of Beneficial Interest" in that stock trust. The word "stock" has become part of our culture even though it isn't technically correct. We're buying units of employee ownership when we invest in the company. Harry J. Grant's heirs have 10% ownership, and this stock is not controlled by the trust agreement.

   Q: The proposal is to raise the option price by 50% over a five-year period. That will close the gap between the option price and the estimated market value by 75%. Why not raise the option price to 100% of our estimated market value?

   A: We don't want to be overvalued. The market for media companies currently is high. We need a cushion when the economic climate takes a downturn. At 75% of the estimated market value, we believe the cushion is about right.

   Q: If the unit price increase is 50% over five years, why isn't the increase 10% per year?

   A: It is. The simple rate is 10% per year, computed on the base of $36. The compound rate, including the increase each year, is about 8.5% per year.

   Q: What happens at the end of the five-year ramp-up period? Will we need to adjust the formula periodically to catch up?

   A: At the end of the five years, the multiplier to be applied to the formula will be fully in place. It then will remain in place. Using a multiplier in the formula will help ensure that the option price will continue to be closer to the stock market value for many years to come.

   [graphic illustrating pro forma impact of Multiplier during phase-in period]

   Q: Are you worried that people will sell their units at the end of the five-year period when the special price increase is no longer added on top of normal growth?

   A: The objective is to continue a strong rate of return at the end of the five-year period through growth in our company. That means we must improve our earnings and be aggressive in our acquisition strategy. The growth we are projecting combined with the stability of our employee-ownership program, we believe, will make us more attractive than other investments.

   Q: One of the things that makes our employee-ownership program unique is the continual growth and stability our program has shown over the past six decades. Will the proposed change introduce any additional volatility to the program?

   A: One of the principles that guided us as we looked at revising the formula was to make sure that we did not introduce any additional volatility. The proposed revision in the option price formula achieves that objective.

   Q:   As the unit price increases, will the dividend amount also increase?

   A: There are no plans at this time to increase the regular quarterly dividend, which has been 55 cents since March of this year. The dividend amount is set by the board of directors, based on the earnings strength of the company, the cash needed for capital projects and acquisitions and, to some extent, on the prime rate. Most employee owners use their dividends to help pay the interest expense on their loans. During the ramp-up period, equity will grow, increasing the ability to leverage additional purchases. If the amount leveraged increases and the dividend remains the same, the out-of-pocket interest expense on stock loans could increase.

   Q:   May I borrow on my equity to pay interest expense?

   A: Yes, as long as you have enough equity to do so. The maximum you may borrow is 80% of the total price of your units. However, we do not recommend borrowing to pay interest. At the current interest rate, the dividend covers most of the interest expense on your loan. By paying the remaining amount, out-of-pocket, your equity will grow faster.

   Q:   What outside consultants were used?

   A: The primary outside advisers were Ernst & Young, L.L.P., a major public accounting firm, and Lehman Brothers, a leading investment banking company. Both were involved in the review of our existing plan and the design of the proposed change.

   Q:   At some point the stock may split.  What happens then?

   A: That question seems to come up often. A split has no impact on the value of existing holdings. After a two-for-one split, for example, you would own twice as many units, but the per-unit price would be half as much. By lowering the per-unit cost, a split makes purchasing shares more affordable for employees who are just starting in the program.

   Q: Won't this change in the formula make the price of stock too expensive for new people to get started?

   A: Historically, there has been a split when the price reaches about $50. Each unit then is about $25.

   Q:   If the company were sold, what would each unit be worth?

   A: We have no idea what someone would be willing to pay to purchase the company. Because of the stock trust agreement that governs our plan, it would be difficult, if not impossible, to sell the company. Two-thirds of the units held by active employees would have to be voted in favor of a sale, so one-third could prevent a sale. If two-thirds vote to sell, the active unitholders opposing a sale, the descendants of Harry J. Grant and the company have the option to buy out those who want to sell. The units may be purchased at the price established under the option formula, regardless of the amount offered from the outside.

   Q: I was told in January that I would get two opportunities to buy units this year. I got one offer, but now I apparently will not be offered units again until after the first of the year, after the change is implemented. What happened?

   A: Our original plan in 1996 was to offer units to everyone twice in 1996. However, it soon became evident that our plan was too ambitious for our staff to handle. All of our purchases and sales are processed by an internal staff, with no commissions or other charges on the transaction. We will move through the rotation schedule at each of the companies as quickly as we can.

   Q: Where is the money coming from to make this adjustment? Will there be less money available for pay raises?

   A: This does not require any company dollars. It is a different way of valuing the company. As a result, persons who purchase units will pay more. And persons who sell units, typically retirees or terminating employees, will receive more.

   Q:   Won't this primarily benefit executives, who own a lot of units?

   A: Everyone would receive the same price increase per unit, so the total value increase would depend on their total holdings. The amount per individual varies widely throughout the company, depending on their individual circumstances.

   Q:   Will this make it more difficult to receive loans from the bank?

   A: None of the financial institutions has expressed any reservations about the proposal. In fact, with new banks entering the program, there is more loan availability than at any time in our history.

   Q:   Is this fair to retirees?

   A: Retirees have up to 10 years, beginning one year after retirement, to sell all of their units, with 10% sold each year. Delaying that schedule might set a precedent that could, in the future, delay getting units into the hands of active employees. Our primary goal is to have active employees, who can make a difference in our company's performance, have as many units as possible.

                                                            Discussion Points
                                                               September 1996

                        Changing the OPTION Price Formula

   Overview
   -    Our employee-ownership program is what makes us unique as a company.
   - Founded in 1937, it is the oldest employee-ownership program in the country.
   - Has provided for a financially secure retirement for several generations of employees.
   -    Strengths of our program are its stability and steady growth.
   - Option price has grown every year in the 59-year history of the program.

   Need for change
   - Things have changed since 1937. Our option price is now at about half of what the stock market would value our company.


   Proposal
   - Formula is based on book value plus earnings averaged over five years. (Components of book value are retained earnings, stockholders' equity and the cost of treasury stock)
   - Proposal is to apply a multiplier -- 1.5 -- to both sides of the option price equation (book value & earnings) formula.
   - That will increase option price by 50% -- to be phased in over 5-year period with all other things being equal.
   -    That will bring us to about 75% of estimated market value.
   -    Multiplier will keep unit value closer to market value over time.

   Impact on unitholders
   - Will add 8.5% (compounded) to yield each year during the 5-year ramp-up period with all other things being equal.
   -    That is in addition to normal growth.
   -    Last year, for example, total return would have been 16.8%.

   Buying stock
   - No special rotation schedule planned. Everyone will have opportunity to buy when their company comes up in the regular rotation schedule.
   -    Amount of treasury stock is sufficient to meet expected demand.

   Timetable
   -    Proposal means we need to amend stock trust agreement (JESTA).
   -    Trustees need to approve -- unanimously.
   -    Two-thirds of the units held by active unitholders must approve.
   - Grant heirs, who hold 10% of our stock, must also approve -- 80% of their shares must be voted in favor of amendment.
   - Proxies to be mailed in October, results announced on Oct. 29, implementation Jan. 1, 1997.
   - All active unitholders should vote their units on this important issue.

   A vote for approval ...
   -    Will strengthen our employee-ownership program.
   -    Will protect our independence for many more generations of employees.


                                    IMPORTANT
                           ACTION REQUIRED -- MANAGERS
   1. Get answers if you have questions, concerns -- do that here or call us. Call Bob Dye for immediate response or leave a message on the JCI Information Line 1-800-388-2291 or 224-2291 in Milwaukee (press option 6).
   2.   Hold meeting in your work area.
   3.   Emphasize benefits of change and importance to company's future.
   4.   Discuss proposal, gain consensus and get feedback.
   5. Encourage questions, comments. If you're not sure of an answer, don't guess; get information before you respond.
   6. Complete and forward feedback form to the person to whom you report. Then form should be forwarded to your company president.
   7. Call us if anyone had questions or concerns in your work area that still need to be resolved. Call Bob Dye for immediate response or leave a message on the JCI Information Line 1-800-388-2291 or 224-2291 in Milwaukee (press option 6).
   8. Stress the importance of this issue and remind all active unitholders to vote their units.

                                                                     Feedback

                        Changing the OPTION Price Formula

   NOTE: Thanks for helping inform employees about the change in the option price formula. After your work group meeting, please complete and forward this form to the person to whom you report. The form should then be forwarded to your company president.

   1.   What was the overall reaction to the proposed changes?
        ____________________________________________________________

        ____________________________________________________________

        ____________________________________________________________

   2. Please list the three most frequently asked questions or most often heard comments.
        ____________________________________________________________

        ____________________________________________________________

        ____________________________________________________________

   3.   Your comments or questions:
        ____________________________________________________________

        ____________________________________________________________

        ____________________________________________________________

        Your name:__________________________ Meeting date:__________

        Company:__________________________ Department:______________

        How many people attended?___________________________________


   REVISED: Sept. 15, 1996